EXHIBIT 21.1

MICROHELIX, INC. SUBSIDIARIES

microHelix, Inc. currently has two subsidiaries:

Name:  Moore Electronics, Inc.
State of Incorporation:  Oregon
Name under which subsidiary does business:  Moore Electronics, Inc.

Name:  WS Technologies, LLC
State of Incorporation:  Oregon
Name under which subsidiary does business:  WS Technologies, LLC